PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated October 5, 2023)	Registration No. 333-267683

Amprius Technologies, Inc.

This prospectus supplement is being filed to update and supplement the information contained in our prospectus dated October 5, 2023 (the “Prospectus”). Capitalized but undefined terms have the meanings ascribed to such terms in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPX” and “AMPX.W,” respectively. On October 18, 2024, the last reported sales prices for our common stock and public warrants on the NYSE were $1.40 and $0.17, respectively.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 23, 2024

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to supplement the information that appears under the caption “Selling Securityholders” in the Prospectus. On October 23, 2024, Amprius Holdings effected a liquidating distribution, pursuant to which the selling securityholders listed below received an aggregate of 19,802,946 shares of Common Stock that were previously held by Amprius Holdings. We are amending the Selling Securityholders table in the Prospectus solely to reflect these transfers and to include or update information with respect to the transferees of such shares. The following table is prepared based on information provided to us by the selling securityholders and 105,838,789 shares of Common Stock outstanding as of October 23, 2024. This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus.

None of the selling securityholders named below hold any Public Warrants or Private Warrants, and none of the selling securityholders named below are offering any Public Warrants or Private Warrants.

SELLING SECURITYHOLDERS

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	%
Amprius Holdings(1)	2,500,071	2,500,071	—	—
Jonathan Bornstein(2)	1,500,505	133,536	1,366,969	1.3%
Dr. C. Ionel Stefan(3)	1,178,618	52,962	1,125,656	1.1%
Donald R. Dixon(4)	640,165	425,212	214,953	*
Dr. Yi Cui(5)	2,893,957	2,166,007	727,950	*
KPCB Holdings, Inc., as nominee(6)	4,049,245	4,049,245	—	—
Entities affiliated with Trident Capital(7)	6,912,992	6,912,992	—	—
Entities affiliated with VantagePoint Capital Partners(8)	7,112,992	7,112,992	—	—

*	Less than 1%
(1)	Prior to its liquidation, Amprius Holdings was the majority stockholder of the Company and has in the past had certain commercial arrangements with the Company.
(2)

Consists of (i) securities offered hereby, which consist of 133,536 shares of Common Stock held by Mr. Bornstein, (ii) 1,039,187 shares of Common Stock held by Mr. Bornstein, (iii) 34,933 shares of Common Stock issuable upon the vesting of restricted stock units held by Mr. Bornstein that vest within 60 days of October 23, 2024 and (iv) 292,849 shares of Common Stock subject to options held by Mr. Bornstein that are exercisable within 60 days of October 23, 2024. Mr. Bornstein is our President of Amprius Lab.

(3)

Consists of (i) securities offered hereby, which consist of 52,962 shares of Common Stock held by Dr. Stefan, (ii) 58,419 shares of Common Stock held by Dr. Stefan, (iii) 23,411 shares of Common Stock issuable upon the vesting of restricted stock units held by Dr. Stefan that vest within 60 days of October 23, 2024 and (iv) 1,043,826 shares of Common Stock subject to options held by Dr. Stefan that are exercisable within 60 days of October 23, 2024. Dr. Stefan is our Chief Technology Officer.

(4)

Consists of (i) securities offered hereby, which consist of (a) 225,212 shares of Common Stock held by Mr. Dixon, (b) 100,000 shares of Common Stock held by The Dixon Revocable Trust under agreement dated June 17, 1988 and (c) 100,000 shares of Common Stock issuable upon the exercise of 100,000 PIPE Warrants held by The Dixon Revocable Trust under agreement dated June 17, 1988, (ii) 17,895 shares of Common Stock held by Mr. Dixon and (iii) 197,058 shares of Common Stock subject to options held by Mr. Dixon that are exercisable within 60 days of October 23, 2024. Mr. Dixon is a member of our board of directors, and Mr. Dixon and Elizabeth W. Dixon are co-trustees of The Dixon Revocable Trust under agreement dated June 17, 1988. Excludes securities held by entities affiliated with Trident Capital described in footnote 7, with respect to which Mr. Dixon may be deemed to have shared voting and dispositive power.

(5)

Consists of (i) securities offered hereby, which consist of (a) 105,800 shares of Common Stock held by the Meng Sui 2022 Grantor Retained Annuity Trust, of which Dr. Cui is co-trustee, (b) 105,800 shares of Common Stock held by the Yi Cui 2022 Grantor Retained Annuity Trust, of which Dr. Cui is co-trustee, (c) 1,929,407 shares of Common Stock held by the Yi Cui and Meng Sui Family Trust, of which Dr. Cui is co-trustee, and (d) 25,000 shares of Common Stock issuable upon the exercise of 25,000 PIPE Warrants held by the Yi Cui and Meng Sui Family Trust and (ii) 727,950 shares of Common Stock subject to options held by Dr. Cui that are exercisable within 60 days of October 23, 2024.

(6)

Securities offered hereby consist of (i) 3,641,204 shares of Common Stock beneficially owned by Kleiner Perkins Caufield & Byers XIV, LLC (“KPCB XIV”), (ii) 308,041 shares of Common Stock beneficially owned by KPCB XIV Founders Fund, LLC (“KPCB XIV Founders”), (iii) 92,200 shares of Common Stock issuable upon the exercise of 92,200 PIPE Warrants beneficially owned by KPCB XIV and (iv) 7,800 shares of Common Stock issuable upon the exercise of 7,800 PIPE Warrants beneficially owned by KPCB XIV Founders. All securities are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. The managing member of KPCB XIV and KPCB XIV Founders is KPCB XIV Associates, LLC (“KPCB XIV Associates”). L. John Doerr, Brook Byers, William “Bing” Gordon and Theodore E. Schlein, the managing members of KPCB XIV Associates, exercise shared voting and dispositive control over the shares held by KPCB XIV and KPCB XIV Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XIV and KPCB XIV Founders except to the extent of their pecuniary interest therein.

(7)

Securities offered hereby consist of (i) 6,558,627 shares of Common Stock held by Trident Capital Fund-VI, L.P. (“Trident Fund VI”), (ii) 254,365 shares of Common Stock held by Trident Capital Fund—VI Principals Fund, L.L.C. (“Trident Principals VI”), (iii) 96,267 shares of Common Stock issuable upon the exercise of 96,267 PIPE Warrants held by Trident Fund VI and (iv) 3,733 shares of Common Stock issuable upon the exercise of 3,733 PIPE Warrants held by Trident Principals VI. Trident Capital Management VI, L.L.C. (“TCM VI”) is the sole general partner of Trident Fund VI and the sole managing member of Trident Principals VI. Donald R. Dixon, a member of our board of directors, and John Moragne (collectively, the “Managing Members”) are the managing members of TCM VI and, as such, may be deemed to have shared voting and dispositive power with respect to the securities held of record by each of Trident Fund VI and Trident Principals VI. The Managing Members disclaim beneficial ownership such securities, except to the extent of their respective pecuniary interest therein.

(8)

Securities offered hereby consists of (i) 3,810,151 shares of Common Stock held by VantagePoint CleanTech Partners II, L.P. (“VP CleanTech”), (ii) 3,102,841 shares of Common Stock held by VantagePoint Venture Partners 2006 (Q), L.P. (“VP Venture”), (iii) 100,000 shares of Common Stock issuable upon the exercise of 100,000 PIPE Warrants held by VP CleanTech, and (iv) 100,000 shares of Common Stock issuable upon the exercise of 100,000 PIPE Warrants held by VP Venture. Alan Salzman is the managing member of VantagePoint Venture Associates 2006, L.L.C., the general partner for VP Venture and the Chief Executive Officer of VantagePoint CleanTech Management, Ltd., the general partner for VantagePoint CleanTech Associates II, L.P., the general partner for VP CleanTech and may be deemed to beneficially own the shares held by VP Venture and VP CleanTech. Mr. Salzman disclaims beneficial ownership of all such shares.